EXHIBIT 99.1

Inuvo Announces Approval of BargainMatch Browser Extension
In Mozilla Add-ons Directory

CLEARWATER, Fla.—November 21, 2011 -- Inuvo®, Inc. (NYSE Amex: INUV) announced today that its BargainMatch® Browser Extension has been approved and listed within the Mozilla Add-ons directory.  Built for Inuvo’s comparison shopping and cash-back website, BargainMatch.com, the browser extension simplifies the shopping experience for consumers at over 1,900 online merchants.

The Add-ons directory is Mozilla's official site for add-ons to Mozilla software, such as Firefox, Thunderbird, SeaMonkey, and Sunbird. Add-ons let you add new features and change the way your browser or application works. Specifically, the BargainMatch Browser Extension automatically recognizes shopping behaviors and notifies users of both cash-back and coupon opportunities as users shop across the web. When a user browses to a BargainMatch-supported merchant, they receive a notification at the top of the merchant’s page showing the cash-back rate and the number of available coupons.  With one mouse click, the user locks in their cash-back rate for anything they purchase.

The extension also allows for notifications within a search experience.  When a user performs a search on their favorite search engine, the extension scans the results and within milliseconds, highlights the supported merchant listings, showing both the cash-back rates and active coupon codes. When users click through to the highlighted merchants, they’re taken directly to the proper page, locking in their cash back automatically en route.

“We're excited to have passed Mozilla's rigorous quality control process,” commented Jeremy Chrysler, Inuvo SVP. “We think we've created the definitive shopping app for this Holiday season, so we're happy to have the greater exposure afforded by the Add-ons directory.”

Learn more about Mozilla Add-ons and the BargainMatch Browser Extension by visiting https://addons.mozilla.org/en-US/firefox/addon/bargainmatch/?src=search.

About Inuvo, Inc. and BargainMatch
Inuvo®, Inc. (NYSE Amex: INUV), is an online technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. BargainMatch®, www.bargainmatch.com, is an Inuvo owned-and-operated online shopping site, allowing users to comparison shop and earn cash back from over 1,900 of the web’s top retailers. BargainMatch.com is powered by the Inuvo application, BargainMatch, which allows website publishers to integrate a private-label shopping experience directly into their website to build loyalty, drive traffic, or to support a not-for-profit cause.

To find out more about how you can work with Inuvo or BargainMatch, please visit http://www.inuvo.com.

Contact
Inuvo, Inc.
Melissa Witt, Director of Marketing
727-324-0211 x2171
Melissa.Witt@inuvo.com

Investor Relations
Alliance Advisors, LLC.
Thomas Walsh
212-398-3486
twalsh@allianceadvisors.net